June 10, 2009


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549


RE: 	POWER OF ATTORNEY


Dear Sir or Madam:

I hereby authorize and designate Greg Campbell, Joseph W. Mulpas, Fred Boyle, and Timothy G. Rice to sign Securities and Exchange Commission Forms ID, Forms 3, Forms 4 and Forms 5 for me, in relation to securities of DPL Inc.

This authorization and designation withdraws and supersedes any prior authorization and designation and shall remain in effect until it is withdrawn or I am no longer required to file Forms ID, Forms 3, Forms 4 or Forms 5 for securities of DPL Inc.

Sincerely,




/s/   Teresa F. Marrinan